AGREEMENT

                          DATED AS OF FEBRUARY 24, 2005


                                      AMONG



                           BIOPHAN TECHNOLOGIES, INC.,


                                   aMRIs GMBH,


                              DR. MICHAEL FRIEBE

                                 TOMOVATION GMBH

                           PROF. DR. ANDREAS MELZER

                         DIPL.-ING. GREGOR SCHAEFERS

                       DIPL._BETRIEBSW. ANDREAS PIEPER

Dr. Michael Friebe acting as shareholder TomoVation GmbH, as "Geschaftsfuhrer" of the aMRIs GmbH and TomoVation GmbH,

Prof. Dr. Andreas Melzer acting as shareholder of the aMRIs GmbH., as shareholder of the aMRIs Patente GmbH, as shareholder MR COMP GmbH,

TomoVation GmbH acting as shareholder of the aMRIs GmbH, as shareholder for aMRIs Patente GmbH, as shareholder MR COMP GmbH, as trustor,

Dipl.- Ing. Gregor Schaefers acting as shareholder of MR COMP GmbH, as "Geschaftsfuhrer" of the MR COMP GmbH, as trustee for TomoVation GmbH,

Dipl. - Betriebswirt Andreas Pieper acting as shareholder of MR COMP GmbH.

                                    AGREEMENT

            AGREEMENT (the "Agreement") dated as of the 24th day of February, 2005 by and among Biophan Technologies, Inc., a Nevada corporation (the "Buyer"), aMRIs GmbH, a company organized under the laws of Germany (the "Company"), Tomovation GmbH, a company organized under the laws of Germany ("Tomovation"), Prof. Dr. Andreas Melzer ("Melzer" and collectively with Tomovation, the "Sellers"), Dr. Michael Friebe ("Friebe"), Dipl.-Ing. Gregor Schaefers ("Schaefers") and Dipl.-Beriebswirt Andreas Pieper ("Pieper").

            WHEREAS, the Sellers are holders of all of the issued and outstanding shares of the Company (registered at the Local Court of Dortmund under no HR B 18740), constituting 100% of the issued share capital of the Company in the aggregate nominal amount of Twenty-Five Thousand Euros ((euro)25,000), whereby Melzer owns a nominal amount of (euro) 18,450 and Tomovation owns a nominal amount of (euro) 6,550, each of which is paid in by 50%; and

            WHEREAS, the issued, fully paid in and outstanding shares of the MR COMP ("MRC") (registered at the Local Court of Gelsenkirchen under no HR B 7676) constituting 100% of the issued share capital of the MR COMP in the aggregate nominal amount of Twenty-Five Thousand Euros ((euro) 25,000), whereby Melzer owns a nominal amount of (euro) 7,300, Pieper owns (euro) 2,500 and Schaefers holds (euro) 7,900 in trust for Tomovation and (euro) 7,300 for himself, in total (euro) 15,200; and

            WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, shares of the Company representing 51% of the outstanding shares of the Company (the "Company Shares"), which amounts
(euro) 12,750 all upon the terms and conditions hereinafter set forth; and

            WHEREAS, as a condition to the Buyer's purchase of the Company Shares, Sellers are required to transfer to the Company all of their interest in MRC in the nominal amount of (euro) 14,600; and

            WHEREAS, to induce the Sellers, Friebe and the Company to engage in the transactions contemplated by this Agreement the Buyer desires to commit to provide certain funding for the Company after the consummation of the Buyer's purchase of the Company Shares; and

            WHEREAS, the Buyer has paid to the Sellers the amount of Forty Thousand United States Dollars ($40,000 USD) as a deposit against the purchase price for the Company Shares (the "Deposit");

            NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, representations, and warranties herein contained, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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                                      -2-

            1. Purchase and Sale; Consideration.

            1.1. Purchase, Sale and Assignment of the Company Shares. Upon the terms and provisions of this Agreement, the Buyer agrees to purchase and accept from the Sellers, and the Sellers agrees to sell, assign, transfer, and deliver to the Buyer, at the Closing provided for in Section 2 hereof, the Company Shares, free and clear of all liens, claims, charges, restrictions, equities, restrictions, rights, options, adverse interests, litigation, or encumbrances of any kind (collectively, "Liens") together with all rights now and hereafter attaching or accruing thereto, including the right to dividends attributable to the Company Shares for all distributions effected after the Closing. Melzer agrees to sell, assign, transfer, and deliver to the Buyer Company Shares in the nominal amount of (euro) 8,750, representing thirty-five percent (35%) of the issued and outstanding shares of the Company, and Tomovation agrees to sell, assign, transfer, and deliver to the Buyer Company Shares in the nominal amount of (euro) 4,000, representing sixteen percent (16%) of the issued and outstanding shares of the Company. As Melzer and Tomovation paid in 50% of the subscribed capital only, they are still liable against the Company to pay in the difference in the amount of (euro) 12,500.

            1.2. Purchase Price. The aggregate purchase price for the Company Shares will be Two Hundred Forty Thousand United States Dollars (US $240,000) (the "Purchase Price"). The Purchase Price will be paid by the Buyer to the Sellers US $164,706 to Melzer and US $75,294 to Tomovation as follows:

                  (a) At the Closing, the Deposit shall be applied as a credit to the Purchase Price, US $27,451 to Melzer and US $12,549 to Tomovation. (Notwithstanding and for the avoidance of doubt, the Deposit shall be non-refundable unless a court of competent jurisdiction issues a non-appealable judgment holding that the Closing under this Agreement did not occur solely because Sellers or Freibe breached their obligations under this Agreement, and even if refundable under the foregoing circumstances, it shall in such event only be refundable to the extent not applied by Sellers or Freibe or the Company as contemplated by the last sentence of Section 11.6.)

                  (b) The balance of the Purchase Price in the amount of Two Hundred Thousand United States Dollars (US $200,000) shall be paid by the delivery of a Note and Pledge Agreement substantially in the form attached hereto as Exhibit A (the "Note and Pledge Agreement") obligating the Buyer to pay the Sellers such amount, which obligation is secured by a pledge by the Buyer to the Sellers of Company Shares in the nominal amount of (euro) 750 for Mr. Melzer and (euro) 400 for Tomovation.

            1.3. MRC Shares. To induce the Buyer to purchase the Company Shares as contemplated by this Agreement, (i) each Seller hereby agrees to sell, assign, transfer, and deliver to the Company, prior to the Closing and for no consideration other than Ten Euros ((euro)10), all of the stock of MRC held by such Seller, whereby Melzer sells and transfers shares in the nominal amount of
(euro) 7,300 and Tomovation sells and transfers shares in the nominal amount of
(euro) 7,300(collectively, the "MRC Shares"), in each case free and clear of all Liens together with all rights now and hereafter attaching or accruing thereto, including the right to dividends attributable to the MRC Shares for all distributions effected after the Closing, and (ii) the Company hereby agrees to accept such sale, assignment, transfer and delivery. The shares in the nominal amount of (euro) 7,300 to be sold and transferred by Tomovation to the Company are held in trust by Schaefers. Schaefers, Melzer and Pieper collectively consent to the transfer of these shares directly from Schaefers to the Company. For all purposes of this Agreement and for any tax reporting purposes, the aggregate value of the MRC Shares is agreed by all parties to be US $100,000.00.

            1.4   Capital Contributions.

                  (a) To induce the Sellers to sell and transfer the Company Shares to the Buyer and to sell and transfer the MRC Shares to the Company, the Buyer hereby covenants and agrees to, unconditionally except as otherwise provided in paragraph (e) below, make additional capital contributions into the capital reserves (the "Capital Contributions") to the Company without receiving additional equity in the Company upon the terms and subject to the limitations in this Section 1.4.

                  (b) The aggregate amount of the Capital Contributions shall be Two Million United States Dollars (US $2,000,000). Unless otherwise agreed by the Buyer and the Sellers but subject to the provisions of this paragraph (b), the Capital Contributions shall be contributed during the four years following the Closing at a rate of Five Hundred Thousand United States Dollars (US $500,000) per year based on the Buyer's fiscal year. The Capital Contributions for the Buyer's fiscal year ending February 28, 2006 shall be paid in four installments of One Hundred Twenty-Five Thousand United States Dollars payable at the later of the Closing or March 1, 2005, on June 1, 2005, on September 1, 2005 and on December 1, 2005. For subsequent fiscal years, the Company shall set forth in its business plan a budget of its requirements with respect to the Capital Contributions (the "Budget") and the Capital Contributions shall be made in accordance with such Budget; provided, however, that if the Company shall fail to approve a business plan containing such requirements, the Capital Contributions for such year shall be paid on a quarterly basis. Unless otherwise agreed by the Buyer, the Buyer shall not be obligated to make Capital Contributions in any fiscal year greater than an amount equal to (i) Five Hundred Thousand United States Dollars (US $500,000), minus
      (ii) the amount, if any, by which the cash of the Company as of the end of the most recently ended fiscal year of the Company exceeded Fifty Thousand United States Dollars (US $50,000) (such excess, the "Excess Funding"). If Capital Contributions aggregating Two Million United States Dollars (US $2,000,000) have not been made by the end of the fourth fiscal year following the Closing, Capital Contributions shall continue to be made in subsequent fiscal years in accordance with this paragraph (b) until aggregate Capital Contributions in such amount have been made, except as otherwise provided in paragraph (e) below.

                  (c) Except with the prior written consent of the Buyer, the Capital Contributions shall be used exclusively to pay the costs and/or expenses for salaries of the Company's Chief Executive Officer, Chief Technology Officer, two engineers, two scientists, one and one-half office staff, consultants, office leasing and other office expenses, travel expenses, materials, a magnetic resonance imaging unit, research program fees, including, without limitation, animal trials, and, based upon the achievement of certain research and development milestones, certain other designated expenses as agreed to by Buyer and the Sellers or included in the applicable Budget. The provisions of this paragraph (c) shall in no manner alter the obligation of Buyer to make the Capital Contributions.

                  (d) The obligations of Buyer to make the Capital Contributions will be secured by a pledge by the Buyer to the Sellers of Company Shares in the nominal amount of (euro) 7,600 for Melzer and (euro) 3,800 for Tomovation pursuant to a stock pledge agreement substantially in the form attached hereto as Exhibit B (the "Capital Pledge Agreement"). Pursuant to the terms of the Capital Pledge Agreement, as Capital Contributions are made by the Buyer the number of Company Shares subject to the Capital Pledge Agreement shall be reduced by three (3) shares for each US $26,300 of Capital Contributions actually made by the Buyer. Of the shares released, two-thirds shall be released from the Company Shares pledged to Melzer and one-third shall be released from the Company Shares pledged to Tomovation.

                  (e) The Buyer may, at any time, suspend its obligation to make any further Capital Contributions by giving written notice to the Company and the Sellers that it is suspending such obligation. The Sellers, acting together, may suspend the Buyer's obligation to make any further Capital Contributions if Buyer has not made any Capital Contribution within sixty
      (60) days after the date on which such Capital Contribution is due. If the Buyer's obligation to make future Capital Contributions is suspended, whether by Buyer or Sellers and regardless of the reason therefore,. then
      (i) the Buyer's obligation to make any additional Capital Contributions under this Section 1.4 shall be automatically extinguished without any further action by the Buyer, the Sellers or the Company, (ii) the Buyer shall not be entitled to any refund of any Capital Contributions made prior to such suspension, (iii) the Sellers shall be entitled to recover any Company Shares then subject to the Capital Pledge Agreement after taking into account all Company Shares released from the Capital Pledge Agreement based on Capital Contributions that have theretofore been made,
      (iv) the Buyer shall assign to the Company the License Agreement of even date herewith between the Buyer and aMRIs Patent GmbH, subject to any sublicenses theretofore granted under such License Agreement by the Buyer, and (vi) the Buyer shall pay each of Tomovation and Melzer a one-time payment of One Hundred Thousand United States Dollars (US $100,000) within 14 days of such suspension. The Buyer's failure to make any Capital Contribution or any suspension of the Buyer's obligation to make future Capital Contributions shall not constitute a default under this Agreement or the Capital Pledge Agreement for any reason, and the sole recourse of any party to this Agreement for any such failure by the Buyer to make any Capital Contributions or upon any such suspension shall be the rights granted under clauses (iii), (iv) and (v) of this paragraph (e). Without limiting the generality of the foregoing, under no circumstances will the Company have the right to collect any unmade Capital Contributions from the Buyer. Buyer shall be responsible and pay Sellers on demand for all costs and expenses incurred by Sellers in enforcing their rights under this paragraph (e) following suspension of Buyer's Capital Contribution obligation under this paragraph (e). Sellers shall be entitled to specific performance of the provisions of this paragraph (e) following such suspension. Buyer shall pay interest on any amounts due Sellers under this paragraph (e) not paid when due at the rate equal to the rate announced by Citibank, N.A. from time to time to be its prime rate plus two percent (2%) per annum from the due date thereof until paid.

                  (f) The Sellers may not suspend the Buyer's obligation to make any further Capital Contributions because the Buyer has not made any Capital Contribution with respect to which it is exercising its rights under Section 10.3 hereof.

                  (g) Sellers and the Buyer acknowledge and agree that Buyer will be entitled to treat all Capital Contributions as additional purchase price for the Company Shares.

            2. Closing and Transfer Agreement.

            2.1. Closing. The closing of the purchase and sale of the Company Shares (the "Closing") shall take place February 24, 2005. The date and time at which the Closing actually occurs are referred to herein as the "Closing Date."

            2.2. Transfer Agreement. At the Closing (i) the shareholders of MRC (Schaefers, Melzer) and the Company and (ii) the Sellers and the Buyer shall enter into one notarized transfer agreement in a customary form under German law pursuant to which the MR Shares are transferred to the Company and the Company Shares are transferred to the Buyer (the "Transfer Agreement") and to which this Agreement and its attachments are attached.

            2.3. Articles of Association. At the Closing, the parties hereto shall take any and all actions necessary to cause the Articles of Association in the Form of Exhibit C hereto to become effective with respect to the Company.

            3. Documents To Be Delivered at the Closing.

            3.1. Documents To Be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Sellers the following (the "Buyer Deliverables"):

                  (a) the Note and Pledge Agreement duly executed by the Buyer;

                  (b) the Capital Pledge Agreement duly executed by the Buyer;

                  (c) the License Agreement and the documents, instruments and other consideration to be delivered by Buyer at Closing in connection therewith;

                  (d) approval by Buyer as a shareholder of the Company of the Friebe Employment Agreement and the Melzer Employment Agreement (each as defined in Section 3.2);
                  (e) copies of action of the Board of Directors of Buyer electing Friebe and Melzer to the Board of Directors of Buyer as of the Closing and to nominate Friebe and Melzer for reelection as directors annually during the terms of their respective Employment Agreements; and

                  (f) such other instruments, documents or certificates as are reasonably requested by the Sellers in order to certify the Buyer's compliance with the conditions set forth in Sections 8.1 and 8.2 hereof.

            3.2. Documents To Be Delivered by the Sellers, Tomovation or Melzer. At the Closing, Sellers, Tomovation or Melzer, as the case may be, shall deliver to the Buyer the following (the "Seller Deliverables"):

                  (a) an employment agreement duly executed by the Company and Friebe substantially in the form attached hereto as Exhibit D (the "Friebe Employment Agreement");

                  (b) an employment agreement duly executed by the Company and Melzer substantially in the form attached hereto as Exhibit E (the "Melzer Employment Agreement");

                  (c) the Note and Pledge Agreement duly executed by the Sellers;

                  (d) the Capital Pledge Agreement duly executed by the Sellers;

                  (e) evidence of the transfer to the Company of all of Sellers' interest in MRC;

                  (f) a release duly executed by each Seller and Friebe in favor of the Company and MRC releasing the Company and MRC from any and all obligations owed to such Seller or Friebe other than those obligations under the Friebe Employment Agreement, the Melzer Employment Agreement or the Shareholders Agreement;

                  (g) the License Agreement and the documents, instruments and other consideration to be delivered by Sellers or Freibe at Closing in connection therewith; and

                  (h) such other instruments, documents or certificates reasonably requested by the Buyer in order to certify the Sellers' compliance with the conditions set forth in Sections 9.1 and 9.2 hereof.

            4. Representations and Warranties by the Sellers and Friebe. The Sellers and Fribe have delivered to the Buyer a disclosure schedule (the "Sellers Disclosure Schedule") which is divided into schedules which are numbered to correspond to sections of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any matter which is disclosed in any particular schedule of the Sellers Disclosure Schedule, or Exhibits thereto, relating to this Article 4 shall be deemed to be disclosed in respect of all sections of this Article 4 to which such disclosure is apparent on its face and to qualify those representations and warranties of the Sellers and Friebe contained in this Agreement to which its relevance is apparent on its face. For purposes of this Section 4, knowledge of either of the Companies shall mean the actual knowledge solely of Friebe or Sellers, and the actual knowledge of Sellers shall mean the actual knowledge solely of Friebe and Melzer. Subject to the qualifications, exclusions, limitations and disclosures set forth in the Sellers Disclosure Schedule in regard to this Article 4, each of the Sellers and Friebe represent and warrant jointly and severally to the Buyer that, as of the date of this Agreement and as of the Closing Date:

            4.1. Organization. Tomovation and each of the Company and MRC (collectively, the "Companies") are corporations with limited liability (Gesellschaft mit beschrankter Haftung) duly incorporated and validly existing under the laws of the Federal Republic of Germany, and each has all requisite corporate right, power and authority to own or lease and to operate its properties and to carry on its business as now being conducted. The Sellers have delivered to the Buyer a complete and correct copy of the Articles of Incorporation, and all amendments thereto, of each of the Companies. Each of the Companies is qualified or licensed to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on such Company or its business.

            4.2. Authority. The Sellers, the Company and Schaefers each has the power and authority to execute and deliver this Agreement and the other documents contemplated by this Agreement (the "Transaction Documents") and to carry out its obligations hereunder and thereunder. No consent to the Sellers pursuant to Section 1365 German Civil Code is required. The execution, delivery, and performance of this Agreement and each such Transaction Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company, Tomovation and their respective shareholders, and no other proceeding, authorization or approval on the part of the Companies or the Sellers or Schaefers is necessary to authorize the execution and delivery of this Agreement or any such Transaction Document or the performance by the Sellers or the Company or Schaeferss of any of the transactions contemplated hereby or thereby in accordance with their respective terms. This Agreement has been duly executed and delivered by or on behalf of the Sellers, the Company, Schaefers and Friebe and is a legal, valid, and binding obligation of the Sellers, the Company, Schaefers and Friebe (collectively, the "Seller Parties") enforceable against the Seller Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and applicable laws, regulations and principles of equity which may restrict the enforcement of certain equitable remedies generally. When the Transaction Documents are executed and delivered by all required parties thereto at the Closing, such Transaction Documents will be a legal, valid, and binding obligation of the Seller Parties enforceable against the Seller Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and applicable laws, regulations and principles of equity which may restrict the enforcement of certain equitable remedies.

            4.3. Approvals. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement and the Transaction Documents by the Seller Parties, or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 4.3 hereto, no consent of any third party is necessary to permit the consummation of the transactions contemplated hereby or thereby, or to continue all leases, licenses and other contracts and instruments and other rights of the Companies, and no third party is entitled to terminate, accelerate or otherwise modify any rights or obligations of the Companies as a result the transactions contemplated hereby or thereby.

            4.4. Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Articles of Incorporation of either of the Companies or Tomovation; (b) violate any provision of, or result in the breach or the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any obligation under, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment, or decree to which either of the Companies or any Seller Party is a party or by which the property of either of the Companies or any Seller Party is bound; (c) result in the creation or imposition of any Lien upon any property of either of the Companies or any Seller Party; or (d) violate or conflict with any other restriction or any law, ordinance, or rule to which any of the Companies or any Seller Party or any property of either of the Companies or any of the Seller Parties is subject.

            4.5. Capital Stock.

                  (a) The Company's authorized share capital consists of shares in the aggregate nominal amount of Twenty Five Thousand Euros ((euro)25,000) which are the only issued shares of the Company. Melzer owns a nominal amount of (euro) 18,450 and Tomovation owns a nominal amount of (euro) 6,550 of the shares. The Company Shares to be sold represent in total 51% of which Melzer will transfer (euro) 8,750 and Tomovation (euro) 4,000 of the issued shares of the Company. MRC's authorized share capital consists of shares in the aggregate nominal amount of Twenty Five Thousand Euros ((euro)25,000) which are the only issued shares of MRC. Schaefer owns a nominal amount of (euro) 15,200 (whereof a nominal amount of (euro) 7,300 is held in trust for Tomovation), Melzer owns a nominal amount of (euro) 7,300 and Pieper owns a nominal amount of (euro) 2,500. The MRC Shares to be sold represent 58.4% equal to a nominal amount of (euro) 14,600 of the issued shares of MRC.

                  (b) All subscriptions to the shares of stock of the Company and MRC (collectively, "Outstanding Shares") have been paid in full, except that one-half of the share capital of the Company in the amount of Twelve Thousand Five Hundred Euros ((euro)12,500) has not been paid in. To the Company the Sellers declare that the nominal capital is paid in by 50% and not repaid according to para. 30 GmbHG. To MRC Schaefers, Melzer and Pieper declare that the nominal share capital is fully paid in. To the Companies the Seller Parties declare that no disguised capital contribution in kind has been made.

                  (c) There are no outstanding subscriptions, options, conversion rights, warrants, or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating any Seller Party or MRC to issue, deliver, sell, or cause to be issued, delivered, or sold, any Outstanding Shares or any additional shares or other equity interests in the Company or MRC, as the case may be, or obligating any Seller Party or MRC to grant, extend, or enter into any such agreement or commitment.

                  (d) Except for the Trust Agreement between Schaefer and Tomovation regarding the MRC shares, there are no rights of first refusal, pre-emptive rights, or other similar agreements obligating any Seller Party or MRC to offer the Company Shares, the MRC Shares or any other shares of the Company's or MRC's share capital to any person, and none of the Company Shares or MRC Shares were issued in violation of any pre-emptive or similar rights. There are no dividends due to be paid and in arrears with respect to any of the share capital of the Company or MRC.

            4.6. Ownership; Transfer of the Company Shares and MRC Shares. The Company Shares and MRC Shares are duly authorized, validly issued, fully paid, and non-assessable except for any obligations with respect to the non paid Capital. The Sellers own the Company Shares and MRC Shares free and clear of all Liens. The Sellers have the right, power, and authority to sell the Company Shares as provided herein and to transfer the MRC Shares as provided herein, and upon such sale and transfer, the Buyer will receive good and valid title to the Company Shares and the Company will receive good and valid title to the MRC Shares, in each case subject to no Liens.

            4.7. Subsidiaries. The Company does not own and has never owned any capital stock or other equity interest in any entity.

            4.8. Contracts.

                  (a) Schedule 4.8 contains a complete and correct list of all written or oral agreements, contracts, and commitments of every type to which either Company is a party or by which either of the Companies or any of their assets is bound (the "Contracts") other than oral Contracts for employment.

                  (b) The Buyer has been given access to complete and correct copies of all Contracts, together with all amendments and side letters thereto. The Contracts are in full force and effect, and all parties to the Contracts have performed all obligations required to be performed by them under the Contracts through the date hereof, and the Company is not, and, to the actual knowledge of Friebe and Sellers, no other party is, in default thereunder. To the actual knowledge of Friebe and Sellers, the parties to the Contracts other than the Company have performed all obligations required to be performed by them under the Contracts through the date hereof, and such other parties are in default thereunder where the nature of such default would reasonably be expected to have a material adverse effect on the Company or its business.

                  (c) No agreement, contract, or commitment to which any Company is a party or by which it or any of its assets is bound purports to limit its freedom to compete in any line of business or with any person or entity. Except as set forth in Schedule 4.8, neither Company has granted any outstanding power of attorney to any person or entity.

            4.9. Company Operations. The Company was formed on November 4, 2004 and since that date has had no operations other than entering into and performing its obligations under the Contracts and preparing for the consummation of the transactions contemplated by this Agreement and the Transaction Documents. MRC was formed on February 19, 2004 and since that date has had no operations other than those described on Schedule 4.9.

            4.10. Tax Returns, Taxes. The Companies have filed with the appropriate governmental agencies all tax returns and reports, including but not limited to reports of income taxes, withholding and employment taxes, sales and use taxes, property, payroll, ad valorem, value added and other taxes, assessments, fees, levies, social security payments or governmental charges (collectively, "Taxes"), required to be filed in connection with or affecting the Companies or the operation of the Companies and their businesses and have paid the Taxes shown on their returns or otherwise assessed, levied and due and payable by either of the Companies, including related penalties and/or interest, to the extent that such Taxes, penalties and/or interest have become due. To the actual knowledge of either Company, either Seller or Friebe, there is no basis for a claim by the appropriate governmental agency which would result in the assertion of any deficiency for any tax or interest, improper filing or penalties. Except to the extent specifically set forth on Schedule 4.10, no taxing authority or agency is now asserting or, to the actual knowledge of either Company, either Seller or Friebe, is threatening to assert, against either of the Companies any deficiency or claim for additional Taxes or interest thereon or improper filing penalties. Neither of the Companies has been granted any waiver of any statute of limitation with respect to, or been granted any extension of a period for the assessment of, any Tax.

            4.11. Title to and Condition of the Assets of the Company.

                  (a) Each of the Companies has good title to all assets owned by it, free and clear of all Liens (other than (i) any Intellectual Property, as defined in Section 4.15(a) that does not constitute Company IP Rights, as defined in Section 4.15(a), and (ii) leases which have been listed on Schedule 4.11). To the actual knowledge of the Companies, the Sellers or Friebe, neither of the Companies nor any property or asset owned or leased by it is in violation of any applicable ordinance, regulation, or building, zoning, environmental or other law in respect thereof, the violation of which will have a material adverse effect on the financial condition, the conduct of the business or the ownership or use of any of the properties or assets of such party.

                  (b) Neither of the Companies own any real estate. Neither of the Companies leases any real estate other than real estate covered by leases which have been listed on Schedule 4.11. Neither of the Companies has received any written notice from any governmental agency, board, bureau, body, department, or authority of any German or foreign jurisdiction, which materially restricts the use of any of the leased real estate. Each lease pursuant to which either of the Companies leases any real or personal property is in full force and effect and is valid and enforceable in accordance with its terms. To the actual knowledge of the Companies, the Sellers or Friebe, there is no event or circumstance that with notice or lapse of time or both would constitute a default by any party to a lease agreement.

            4.12. Litigation.

                  (a) There are no actions, suits, proceedings, investigations, or inquiries pending or, to either Company's, either Seller's or Friebe's actual knowledge, threatened against or affecting the business, operations, financial condition, or [prospects] of either of the Companies in any court or before any German or other governmental department, commission, board, bureau or agency.

                  (b) Neither of the Companies is in default in respect of any judgment, order, writ, injunction, or decree of any court or any German or other governmental department, commission, board, bureau or agency.

                  (c) There are no actions, suits, proceedings, investigations, or inquiries pending or, to either Company's, either Seller's or Friebe's actual knowledge, threatened against either of the Companies or any Seller

      Party in any court or before any German or other governmental department, commission, board, bureau or agency that reasonably could be expected to have an adverse effect on any Seller Party's right or ability to execute and deliver this Agreement or the Transaction Documents to which such Seller Party is a party or to consummate the transactions contemplated hereby or thereby.

            4.13. Employee Matters.

                  (a) Neither of the Companies is in material violation of any law dealing with employment matters where the failure to be in compliance would have a material adverse effect on it or its business. Neither of the Companies is liable for any unpaid wages, vacation pay, bonuses, commissions or social insurance contributions, or for any material tax, penalty, assessment, or forfeiture for failure to comply with any employer/employee matter. Neither of the Companies has a works council. There are no strikes, lockouts, work stoppages, slowdowns, jurisdictional disputes, grievances, arbitrations, or organizing activities occurring or threatened with respect to either of the Companies. Neither of the Companies is a party to any collective bargaining agreement.

                  (b) Neither of the Companies maintains or makes any contributions to, and has not been obligated by law or agreement to establish, maintain, sponsor, or make any contributions to (i) any employee pension or welfare benefit plan; (ii) any formal or informal severance plan or arrangement; or (iii) any other deferred compensation, bonus, stock option, stock purchase, revenue sharing, retirement insurance, or other employee benefit plan, agreement, fund, or arrangement, whether or not set forth in writing, providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent, or assignee other than regular salary, wages, or commissions paid substantially concurrently with the performance of the services for which paid.

            4.14. Insurance. The Companies maintain insurance against risks for the respective businesses in which they are engaged. All of the Companies' insurance policies covering such risks are in full force and effect, all premiums due thereon have been paid, and the Companies have complied in all material respects with the provisions of such policies.

            4.15. Intellectual Property.

                  (a) As used herein, the term "Intellectual Property" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents and patent applications and patent rights related thereto, including without limitation continuations, continuations-in-part, divisions, reissues, re-examinations, renewals, and extensions related thereto; trademarks, trade dress rights, trade names, service marks; Internet domain names, Internet and World Wide Web URLs or addresses; copyrights and other works of authorship; mask work rights; domestic and foreign registrations and applications for registration for any of the foregoing; franchises; licenses; inventions; trade secrets and know-how; customer lists, supplier lists, proprietary processes and formulae; software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, manuals, programmers' notes, and development tools; designs, blueprints, specifications, technical drawings (or similar information in electronic format); and all documentation, records, and media constituting, describing or relating to any of the foregoing. The Companies own, or have the valid right or license to use, possess, sell or license, all Intellectual Property necessary or required for the Companies to conduct their present respective businesses as currently conducted (such necessary or required Intellectual Property, excluding any Intellectual Property licensed pursuant to the License Agreement between the Company and aMRIs Patent GmbH dated November 17, 2004, being hereinafter collectively referred to as the "Company IP Rights").

                  (b) Neither the execution, delivery and performance of this Agreement and the Transaction Documents, nor the consummation of any of the transactions contemplated hereby and/or thereby: (i) constitute a breach of or default under any instrument, contract, license or other agreement governing any Company IP Right to which either of the Companies is a party (collectively, the "Company IP Rights Agreements"); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) adversely affect the right of either of the Companies to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments that are payable by either of the Companies to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Company IP Rights by either of the Companies.

                  (c) None of the Company IP Rights violates any license or agreement between either of the Companies and any third party or, to the knowledge of Sellers or Friebe, infringes or misappropriates any Intellectual Property of any other party. No claim, suit or litigation is pending or, to the actual knowledge of the Sellers and Friebe, threatened, against either of the Companies, Friebe, either Seller, or any Company IP Right that contests the validity, ownership or right of either of the Companies to use, possess, sell, market, advertise, license or dispose of any Company IP Right or asserts that either of the Companies has infringed or is infringing any Intellectual Property of any third party, nor, to the knowledge of the Sellers and Friebe is there any valid basis for any such claim, suit or litigation. Neither of the Companies has received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof by either of the Companies conflicts or will conflict with or infringe the rights of any other party.

                  (d) To the actual knowledge of the Sellers and Friebe, no employee, consultant or independent contractor of either of the Companies:
      (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party or using trade secrets or proprietary information of others, in each case by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, either of the Companies; (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for either of the Companies that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any party other than either of the Companies any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or in any Intellectual Property related thereto; or (iii) is or will be owed any amount, pursuant to law or otherwise other than for wages, for the development or assignment of any Company IP Right. To the actual knowledge of the Sellers and Friebe, the employment of any employee of either of the Companies or the use by either of the Companies of the services of any consultant or independent contractor does not subject either of the Companies to any liability to any third party other than such employee, consultant or independent contractor.

                  (e) The Companies have taken reasonable steps to protect, preserve and maintain the secrecy and confidentiality of their respective Company IP Rights and all their ownership interests and proprietary rights therein. All officers, employees and consultants of the Companies having access to proprietary information of either of the Companies, their consultants or business partners, have executed and delivered to Company and/or MRC, as the case may be, an agreement regarding the protection of such proprietary information; and copies of the form of all such agreements have been delivered to the Buyer. The Companies have secured valid assignments or have obtained licenses (either through agreements or by operation of law) from all consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Company IP Rights, of the rights to such contributions that may be owned by such persons or that the Companies do not already own by operation of law. To the actual knowledge of the Sellers and Friebe, no current or former employee, officer, director, consultant or independent contractor of either of the Companies has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights, other than moral rights or other rights that cannot legally be assigned (collectively, "Restricted IP Rights"), and, with respect to such Restricted IP Rights, the Companies have obtained such licenses, releases and waivers with respect to such Restricted IP Rights as are necessary to enable Company and/or MRC, as the case may be, to utilize such Restricted IP Rights as they are currently used in the business of either of the Companies without infringement or violation of such Restricted IP Rights. The Restricted IP Rights are described in Schedule 4.15(e).

                  (f) Schedule 4.15(f) contains a complete list of (i) all worldwide registrations with respect to any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs constituting Company IP Rights; and (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by either of the Companies to secure, perfect or protect its or his interest in any Company IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks. All filings and payments required to maintain such registered or issued patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs in effect have been made on a timely basis. All issued patents constituting Company IP Rights are valid and not infringed.

                  (g) Except as set forth on Schedule 4.15(g), neither of the Companies has entered into or committed to enter into any license, sublicense or other agreement pursuant to which any person or entity is authorized to use any Company IP Rights. Except for the Company IP Rights under licenses of software that is generally available to the public on standard license terms at a per copy license fee of less than $500 per copy or that is generally available at retail stores, to the actual knowledge of the Sellers and Friebe the Companies own their respective Company IP Rights free and clear of all Liens.

                  (h) To the actual knowledge of the Sellers and Friebe, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights or any Intellectual Property of either of the Companies by any third party, including any employee or former employee of either of the Companies. Neither of the Companies has agreed, pursuant to any written agreement, to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by either of the Companies.

            4.16. Compliance with Laws, etc. The Companies have complied in all material respect with and are in material compliance with all German and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders, or decrees applicable to them or any of their properties, assets, operations, and business, and there does not exist any basis for any material claim of default under or violation of any such statute, law, ordinance, regulation, rule, permit, judgment, order, or decree, where the failure to be in compliance or where the claim of default would have a material adverse effect on either of the Companies or its business.

            4.17. No Liabilities. Except for the Contracts and accounts payable incurred in the ordinary course of business neither of the Companies has incurred any material liability or obligation (absolute, accrued, contingent, or otherwise) of any nature.

            4.18. Environmental Matters. The Companies are now and have been at all times in full compliance with any and all applicable laws and regulations pertaining to the regulation and protection of the environment and the health and safety of the public other than such instances of non-compliance which would not reasonably be anticipated to have a material adverse effect on either of the Companies or their respective business.

            4.19. Governmental Authorizations and Regulations. All licenses, franchises, permits, and other governmental authorizations held by either of the Companies or necessary are material to the conduct of its business are valid, and neither of the Companies has received any notice that any governmental authority intends to cancel, terminate, or not renew any such license, franchise, permit, or other governmental authorization.

            4.20. Accounting Practices. The Companies make and keep accurate books and records reflecting their total asset value and maintains internal accounting controls that provide reasonable assurance that (a) transactions are executed with management's authorization and (b) transactions are recorded as necessary to permit preparation of the Companies' financial statements and to maintain accountability for the assets of the Companies.

            4.21. No Commission Payment. Neither of the Companies nor the Sellers, or any directors, officers, employees, agents, consultants or any other persons or entities acting on their behalf, have made, offered or provided any gift, entertainment, payment, loan or other consideration for the purpose of influencing the procurement of any favorable action by any government authority, regulator or office, or any official or employee thereof, in any way relating to the business of either of the Companies.

            4.22. No Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on by the Companies and the Seller Parties without the intervention of any person or firm in such manner as to give rise to any valid claim against the Buyer or the Companies for a brokerage commission, finder's fee or similar compensation.

            4.23. Disclosure. No representation or warranty made by the Sellers and Friebe in this Agreement or in the certificates, documents or other instruments delivered pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading, except as the accuracy or completeness thereof may be affected by this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

            5. Representations and Warranties of the Buyer to the Seller. The Buyer represents and warrants to the Sellers that, as of the Closing Date:

            5.1. Organization. The Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease and to operate its properties and to carry on its business as now being conducted.

            5.2. Authority for Agreements. The Buyer has the power and authority to execute this Agreement and the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Transaction Documents by the Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action or the part of the Buyer, and no other proceeding, authorization or approval on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents by the Buyer or the performance by the Buyer of any of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered on behalf of the Buyer and is a legal, valid, and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and applicable laws, regulations and principles of equity which may restrict the enforcement of certain equitable remedies generally. When the Transaction Documents are executed and delivered by all required parties thereto at the Closing, such Transaction Documents will be a legal, valid, and binding obligation of the Buyer enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and applicable laws, regulations and principles of equity which may restrict the enforcement of certain equitable remedies.

            5.3. Approvals. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement and the Transaction Documents by the Buyer, or the consummation of the transactions contemplated hereby or thereby. No consent of any third party is necessary to permit the consummation by the Buyer of the transactions contemplated hereby or thereby.

            5.4. Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation of the Buyer; (b) violate any material provision of, or result in the breach or the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any material obligation under, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment, or decree to which the Buyer is a party or by which it is bound; (c) result in the creation or imposition of any material Lien upon any property of the Buyer; or (d) violate or conflict with any other material restriction or any law, ordinance, or rule to which the Buyer or its property is subject.

            5.5. Investment in Company Shares.

                  (a) The Buyer acknowledges that it has received information it considers sufficient for deciding whether to enter into this Agreement and the Transaction Documents to which it is a party. The Buyer further represents that it has had an opportunity to ask questions and receive full answers from the Company concerning, among other things, the Company, its financial condition, its management, its prior activities and any other information which the Buyer considers relevant or appropriate in connection with entering into this Agreement and the Transaction Documents to which it is a party.

                  (b) The Buyer acknowledges that the Company Shares will be characterized as "restricted securities" under U.S. federal securities laws in as much as they are being acquired from the Sellers in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. The Buyer accepts and is able to bear the risks of holding the Company Shares indefinitely. The Buyer, together with any advisors of the Buyer, is capable of assessing the risks of an investment in the Company Shares and is fully aware of the economic risks thereof.

                  (c) The Buyer is acquiring the Company Shares for investment for the Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Buyer further represents that the Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Company Shares.

            5.6 SEC Filings. Since January 1, 2003, Buyer has filed all reports (collectively, the "SEC Reports") required to be filed by it with the Securities and Exchange Commission by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The SEC Reports: (i) were prepared in accordance with the requirements of the Exchange Act in all material respect s, and (i) as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            5.7. Buyer's Stock Option Plan. Buyer has made available to Freibe and Melzer a true and complete copy of Buyer's 2001 Stock Option Plan ("Option Plan"), including any amendments, the Buyer's standard form of Option Agreement. The Option Plan has been maintained and operated in compliance in all material respect with its written terms and applicable laws and regulations. As of the date of this Agreement, all options issued under the Option Plan have been issued as non-qualified stock options for tax purposes.

            5.8. No Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on by the Buyer without the intervention of any person or firm in such manner as to give rise to any valid claim against the Sellers for a brokerage commission, finder's fee or similar compensation.

            6. Covenants of the Sellers. The Seller Parties and Friebe covenant and agree that:

            6.1 Consents and Approvals. The Seller Parties and Friebe will, and will cause the Companies to, use their best reasonable efforts to obtain prior to the Closing all consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person required to be obtained by the Companies or the Seller Parties in connection with the execution, delivery, and performance of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

            6.2. Public Disclosures; Confidential Material.

                  (a) Prior to and after the Closing Date, neither of the Companies nor any of the Seller Parties will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the Buyer.

                  (b) The Sellers will, and will instruct all of its employees, representatives, agents, and affiliates, to treat all Confidential Material confidentially and not disclose it except in accordance herewith; provided, that (i) any Confidential Material may be disclosed with the prior written consent of the Buyer; (ii) Confidential Material may be disclosed without liability hereunder to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the

      Confidential Material will provide the Buyer with prompt notice of that fact so that the Buyer may attempt to obtain a protective order or other appropriate remedy. For purposes of this section, the term "Confidential Material" will be defined to mean all Intellectual Property owned or used by the Company and all information, documents and other materials relating to the business, customers, products, services, prospects, plans or other matters of the Company; provided, however, that the term "Confidential Material" will not include information that (x) becomes generally available to the public other than as a result of a disclosure by the Seller or any of its employees, representatives, agents, relatives or affiliates, or (y) was made available to the disclosing Sellers on a non-confidential basis from a source other than the Buyer, the Company, any subsidiary or any of their agents, provided, that such source is not bound by a confidentiality agreement with the Buyer, the Company, any subsidiary or any of their agents.

            6.3. Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, but for a period of no longer than 14 days from the date of this Agreement, the Company shall, and the Sellers shall cause MRC to, conduct its operations only in accordance with its ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, the Company shall not, and the Sellers shall cause MRC not to, in each case except as required by this Agreement or consented to by the Buyer between the date of this Agreement and the Closing Date, but for a period of no longer than 14 days from the date of this Agreement: (i) amend any of its governing instruments, issue any capital stock or other equity interest, (ii) enter into, amend or terminate any agreement, contract, and commitment, (iii) appoint any director or officer, hire any employee or change the compensation of any director, officer or employee, (iv) license or otherwise dispose of any Company IP Rights, (v) sell, distribute or otherwise dispose of any assets, (vi) incur any indebtedness or other obligation other than accounts payable incurred in the ordinary course of business, (vii) take any action that would cause any representation of the Sellers and Friebe to cease to be true, or (viii) commit to do any of the foregoing.

            6.4. Liability for Taxes. The Seller Parties and Friebe shall pay any sales, transfer and similar taxes arising out of or in connection with the consummation of the transactions contemplated hereby to the extent imposed on them under applicable law.

            6.5. Further Assurances. The Seller Parties and Friebe agree to do or cause to be done such further acts and things and deliver or cause to be delivered to the Buyer such additional assignments, agreements, powers, and instruments as the Buyer may reasonably require to carry into effect the purposes of this Agreement and the Transaction Documents or to better assure and confirm unto the Buyer its rights, powers, and remedies hereunder and thereunder.

            6.6 Broker's Fees. In the event of any valid claim against any of the parties hereto for a brokerage commission, finder's fee or similar compensation owed by either of the Companies or any of the Seller Parties, the Sellers and not the Company, will pay the fees of any finders or brokers at or prior to Closing.

            7. Covenants of the Buyer.

            7.1 Consents and Approvals. The Buyer will use its best efforts to obtain prior to the Closing all consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person required to be obtained by the Buyer in connection with the execution, delivery, and performance of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

            7.2. Public Disclosures; Confidential Material.

                  (a) Prior to and after the Closing Date, and except for filings required under the Exchange Act or as otherwise required by law, Buyer will not issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of Freibe.

                  (b) Except for filings required under the Exchange Act or as otherwise required by law, the Buyer will, and will instruct all of its employees, representatives, agents, and affiliates, to treat all Confidential Material confidentially and not disclose it except in accordance herewith; provided, that (i) any Confidential Material may be disclosed with the prior written consent of the Companies; (ii) Confidential Material may be disclosed without liability hereunder to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the Confidential Material will provide Friebe with prompt notice of that fact so that Friebe may attempt to obtain a protective order or other appropriate remedy. For purposes of this section, the term "Confidential Material" will be defined to mean all Intellectual Property owned or used by the Company and all information, documents and other materials relating to the business, customers, products, services, prospects, plans or other matters of the Company; provided, however, that the term "Confidential Material" will not include information that (x) becomes generally available to the public other than as a result of a disclosure by Buyer or any of its employees, representatives, agents, relatives or affiliates, or (y) was made available to the Buyer on a non-confidential basis from a source other than Friebe or the Seller or any of their agents, provided, that such source is not bound by a confidentiality agreement with the Companies.

            7.3. Further Assurances. The Buyer agrees to do or cause to be done such further acts and things and deliver or cause to be delivered to the Company and the Seller Parties such additional assignments, agreements, powers, and instruments as the Company and the Sellers may reasonably require to carry into effect the purposes of this Agreement and the Transaction Documents or to better assure and confirm unto the Company and the Seller Parties their respective rights, powers, and remedies hereunder and thereunder.

            7.4. Employee Stock Options. As soon as practicable after the Closing Date and on each of the first three anniversaries of the Closing Date, the Buyer, pursuant to its Option Plan and an Option Agreement in substantially the form heretofore provided to Freibe and Melzer with such changes as may be necessary to conform to this Section 7.4, shall grant non-qualified stock options to purchase an aggregate of 75,000 shares of Buyer Common Stock to employees of the Company and in amounts mutually agreed by Friebe, Melzer and the Buyer (the "Option Shares"). The exercise price for each share of the Option Shares shall be the fair market value per share as of the applicable date of grant of the related Option Shares as determined in good faith by the Board of Directors of the Buyer. With respect to the Option Shares, the applicable employee shall have vested and nonforfeitable rights to exercise such option to purchase the Option Shares only to the following extent:

                                                 Aggregate Percentage of
                     Applicable Date             Stock Option Exercisable
                     ---------------             ------------------------

                     date of grant                           25%

            1st anniversary of date of grant                 50%

            2nd anniversary of date of grant                 75%

            3rd anniversary of date of grant                100%

Notwithstanding the foregoing, in the event of the termination of employment of the applicable employee any Option Shares which have not vested as of the date of termination shall be forfeited by the applicable employee. The Option Shares shall otherwise be subject to the terms and conditions generally applicable to non-qualified stock options granted by the Buyer to its employees.

            8. Conditions Precedent to the Seller Parties' Obligations to Close. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement at the Closing are, at the option of the Seller Parties, subject to the fulfillment prior to or at the Closing of the following conditions:

            8.1. The Buyer's Performance. There will not be any material error, misstatement, or omission in the representations and warranties made by the Buyer in this Agreement; all representations and warranties by the Buyer contained in this Agreement or in any written statement delivered by the Buyer to the Company or the Seller Parties pursuant to this Agreement will be true in all material respects at and as of the Closing (except for representations and warranties made as of a particular date, in which case such representations and warranties shall have been true in all material respects at and as of such date) and the Buyer will have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by the Buyer at or before the Closing.

            8.2. Consents and Approvals. The Buyer will have obtained all consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person required to be obtained by the Buyer in connection with the execution, delivery, and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

            9. Conditions Precedent to the Buyer's Obligation to Close. The obligation of the Buyer to consummate the transactions contemplated by this Agreement at the Closing is, at the option of the Buyer, subject to the fulfillment prior to or at the Closing of the following conditions:

            9.1. The Seller Parties' Performance. There will not be any material error, misstatement, or omission in the representations and warranties made by the Seller Parties or Friebe in this Agreement; all representations and warranties by the Seller Parties and Friebe contained in this Agreement or in any written statement delivered by the Company or the Seller Parties to the Buyer pursuant to this Agreement will be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except for representations and warranties made as of a particular date, in which case such representations and warranties shall have been true in all material respects at and as of such date); and the Company and the Seller Parties will have performed and complied in all material respects with all the terms, provisions, and conditions of this Agreement to be performed and complied with by the Company or the Seller Parties at or before the Closing.

            9.2. Consents and Approvals. The Company and the Seller Parties will have obtained all consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees, and orders of any court or governmental agency, board, bureau, body, department, or authority or of any other person required to be obtained by any Seller Party in connection with the execution, delivery and performance of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

            10. Indemnification.

            10.1. Indemnification of the Buyer and the Company. From and after the Closing Date, and subject to the limitations set forth in Sections 10.3 and 10.4, the Seller Parties and Friebe will jointly and severally indemnify, defend, and hold harmless the Buyer and the Company and their respective officers, directors, shareholders, representatives, agents, and affiliates (collectively, "Buyer Indemnified Parties") from, against, and in respect of all claims, liabilities, actions, suits, proceedings, assessments, judgments, losses, damages, costs, and expenses (including interest, penalties, and reasonable accountants', experts', and attorneys' fees and disbursements, whether incurred in a third party action or an action to enforce this provision) (collectively, "Damages"), arising out of, relating to, or resulting from (i) any inaccuracy or breach of any of the written representations or warranties of the Seller Parties or Friebe made in or pursuant to this Agreement or the Transaction Documents; or (ii) the breach of any covenant, obligation, or agreement of the Seller Parties or Friebe to be performed, fulfilled, or complied with pursuant to this Agreement.

            10.2 Indemnification of the Seller Parties and Friebe. From and after the Closing Date, and subject to the limitations set forth in Sections
10.3 and 10.5, the Buyer will indemnify, defend, and hold harmless the Seller Parties and Friebe and their respective officers, directors, shareholders, representatives, agents, and affiliates (collectively, the "Seller Indemnified Parties") from, against, and in respect of all Damages arising out of, relating to, or resulting from (i) any inaccuracy or breach of any of the written representations or warranties of the Buyer made in or pursuant to this Agreement or the Transaction Documents; or (ii) the breach of any covenant, obligation, or agreement of the Buyer to be performed, fulfilled, or complied with pursuant to this Agreement.

            10.3. Legal Nature and Survival of Representations, Warranties, Covenants and Indemnification. As used in this Agreement, the terms "representation", "warranty" and the verbs "to represent" and "to warrant" refer to separate promises of guarantee. The representations and warranties set forth in the this agreement will survive the Closing and any investigation at any time made by or on behalf of the Buyer, the Company or the Sellers, as applicable, and will expire fifteen months after the Closing Date, except (a) as to the representations and warranties in Sections 4.1, 4.2, 4.5, 4.6, 4.22, 5.1, 5.2,
5.5 and 5.6, which shall survive perpetually, and (b) as to any matter as to which a reasonably specific good faith claim has been submitted in writing to the Buyer, the Sellers or Friebe, as applicable, prior to such date, which shall survive until such claim is resolved. Unless as otherwise provided for herein, the covenants set forth herein will survive the Closing; the Liability for Taxes pursuant to Section 6.4 shall expire six months after the date the respective assessments have become final. The representations and warranties of the Sellers and Friebe shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of their respective advisors, consultants or representatives) or (other than in respect of disclosures contained or set forth in the disclosure schedules) by reason of the fact that the Buyer or any of such advisors, consultants or representatives know or should have known that any such representation or warranty is or might be inaccurate.

            10.4. Limitation on Indemnification Obligation of the Sellers and Friebe. The provisions of Section 10.1 shall be subject to the following provisions:

                  (a) In no event shall either of the Sellers or Friebe have any indemnification obligation under Section 10.1 or otherwise in excess of such indemnifying parties allocable portion of the aggregate consideration in connection with the transactions contemplated by this Agreement which, for purposes of this Section 10.4 shall be determined by multiplying the aggregate consideration received by each of the Sellers and Friebe under this Agreement and the Transaction Documents, other than under the Employment Agreements, over the total consideration received by all of Seller and Friebe under hereunder and thereunder (such percentage, as to each of the indemnifying parties is referred to as the "Allocable Portion") multiplied by the sum of (i) the amount of the Deposit, (ii) the amounts already paid under the Note and Pledge Agreement, (iii) in the event that Company Shares have been recovered by the Sellers pursuant to
      Section 1.4(e)(iii), the value of the Company Shares so recovered as of the date the Damages subject to indemnification were incurred; provided, however, the foregoing limitation shall not apply in the event that the breach of a representation under clause (i) of Section 10.1 is based on the conduct of the Sellers or Friebe which is finally determined by a final judgment of a court of competent jurisdiction to have constituted fraud by either Seller or Friebe committed with an actual intent to deceive the Buyer ("Fraud Finding");

                  (b) In no event shall either of the Sellers or Friebe have any liability for indemnification or otherwise under Section 10.1 until the total of all Damages with respect to such indemnification matters exceeds US $25,000.00 (the "Claim Threshold"), and then only for the total amount of all Losses in excess of the Claim Threshold; provided that the Claim Threshold will not apply in the event of a Fraud Finding;

                  (c) Buyer agrees, for itself and each of the other Buyer Indemnified Parties (for purposes of this Section 10.4(c), collectively, the "Buyer") that the sole and exclusive remedy for any breach of this Agreement by Sellers or Friebe, for any Damages arising herefrom or related hereto, including without limitation, any misrepresentation, breach of covenant or warranty, or for any other loss, cost damage or expense relating to, arising out of or otherwise connected with any of the transactions contemplated hereby, shall be the right of indemnification as and to the extent set forth in this Article 10, and in all events subject to all of the limitations herein, Buyer waiving all and each other available remedy, at law or in equity, except that it reserves any right to specific performance and such other rights and remedies as may be available to it in the event of: (i) a breach based on a Fraud Finding, or
      (ii) a breach of the restrictive covenants under Section 6.2 of this Agreement, the Melzer Employment Agreement or the Friebe Employment Agreement, or (iii) any breach of the License Agreement, or (iv) any breach of any other Transaction Document to the extent of specific remedies set forth in such Transaction Document;

                   (d) Buyer on behalf of itself and each of the other Buyer Indemnified Parties, agrees that with respect to any Damages for which it, she or he is entitled to indemnification hereunder after Closing, it shall first seek indemnity or reimbursement, as applicable, under any policy or policies of insurance which provides coverage against the loss that is the subject matter of such Damages, if any, before being entitled to any recovery from the Sellers or Friebe, with Sellers' or Friebe's indemnity obligations being limited to that portion of the Damages which is not covered by such insurance (i.e. any deductibles or excess exposure);

                  (e) the Sellers' and Friebe's indemnification undertakings in this Article 10 are personal to the Buyer and each of the other Buyer Indemnified Parties as they exist as of the Closing and may not be enforced by any other person; and

                  (f) In no instance will either of the Sellers or Friebe ever be liable to any of the Buyer Indemnified Parties for consequential, special, or indirect damages arising out of, related to, or in any way connected to this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby.

            10.5. Limitation on Indemnification Obligation of the Buyer. The provisions of Section 10.2 shall be subject to the following provisions:

                  (a) In no event shall the Buyer have any indemnification obligation under Section 10.2 or otherwise in excess of U.S. $240,000; provided, however, the foregoing limitation shall not apply in the event that the breach of a representation under clause (i) of Section 10.2 is based on: (1) the conduct of the Buyer which is finally determined by a final judgment of a court of competent jurisdiction to have constituted fraud by the Buyer committed with an actual intent to deceive the Sellers or Friebe (a "Buyer Fraud Finding"), or (2) with respect to Buyer's indemnity obligations under Exhibit B to the License Agreement;

                  (b) the Sellers and Friebe each agrees, for itself and each of the other Seller Indemnified Parties (for purposes of this Section 10.5(c), collectively, the "Seller") that the sole and exclusive remedy for any breach of this Agreement by the Buyer, for any Damages arising herefrom or related hereto, including without limitation, any misrepresentation, breach of covenant or warranty, or for any other loss, cost damage or expense relating to, arising out of or otherwise connected with any of the Transaction Documents or any of the transactions contemplated hereby, shall be the right of indemnification as and to the extent set forth in this Article 10, and in all events subject to all of the limitations herein, each Seller and Friebe waiving all and each other available remedy, at law or in equity, except that it reserves any right to specific performance and such other rights and remedies as may be available to it in the event of: (i) a breach based on a Buyer Fraud Finding, or (ii) a breach of the restrictive covenants under Section 6.2 of this Agreement, the Melzer Employment Agreement or the Friebe Employment Agreement, or (iii) any breach of the License Agreement, or
      (iv) any breach of any other Transaction Document to the extent of specific remedies set forth in such Transaction Document Buyer Fraud Finding; and

                  (c) In no instance will the Buyer ever be liable to any of the Seller Indemnified Parties for consequential, special, or indirect damages arising out of, related to, or in any way connected to this Agreement, any other Transaction Document, or the transactions contemplated hereby or thereby.

            10.6. Seller Parties' Waiver of Subrogation, Contribution and Indemnification Claims. Effective at Closing, the Seller Parties hereby irrevocably waive and release the Company from (a) any claim to or right of subrogation or contribution against the Company in respect of any claim for breach of a representation, warranty or covenant made by the Buyer hereunder (whether made pursuant to indemnification rights or otherwise); and (b) any claim to or right of indemnification against the Company arising under the Articles of Incorporation of the Company, applicable law, or otherwise for events or circumstances occurring or existing on or prior to the Closing Date.

            11. Miscellaneous.

            11.1. Complete Agreement; Amendments; Waivers. This Agreement and the Transaction Documents, together with the exhibits and schedules hereto and thereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may be amended only by a written instrument signed by the parties hereto. No provision of this Agreement may be waived without a written instrument signed by the waiving party. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement will not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant, or condition, but the obligations of the parties with respect thereto will continue in full force and effect.

            11.2. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            11.3. Successors and Assigns; No Third Person Beneficiaries. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective executors, heirs, and permissible assigns. Neither this Agreement nor any of the rights or obligations hereunder (or under any document delivered pursuant hereto) may be assigned by a party hereto without the prior written consent of the other parties, except that the Buyer may assign this Agreement to any of its affiliates. There shall be no third-parties beneficiaries of any right or obligation under this Agreement.

            11.4. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New York without giving effect to conflicts of laws principles which would result in the application of the laws of any other jurisdiction. Notwithstanding the foregoing, transfer of title of the Company shares and the MRC Shares will be subject to German Law.

            11.5. Notices. All notices, claims, requests, demands, and other communications hereunder will be in writing and will be duly given when received: (a) personally delivered or sent via telecopy or (b) sent by Federal Express or other reputable international courier, shipping prepaid as follows:

            If to the Buyer, to:

            Biophan Technologies, Inc.
            150 Lucius Gordon Drive
            Suite 215
            West Henrietta, New York 14586
            USA
              Attn. Michael Weiner

            with a copy to:

            Nixon Peabody LLP
            Clinton Square
            P.O. Box 31051
            Rochester, New York 14603
              Attn. Roger Byrd, Esq.

            Rae/StB Diestel & Partner
            Flughafensra(beta)e 52 b
            22335 Hamburg
            Germany
              Attn. Dr. Timm Diestel

            If to the Sellers, to:

            Tomovation GmbH
            Erinstr.  28
            D-44575 Castrop-Rauxel
            GERMANY
              Attn.Dr. Michael Friebe

            and

            Prof. Dr. Andreas Melzer
            c/o Tomovation GmbH
            Erinstr.  28
            D-44575 Castrop-Rauxel
            GERMANY
              Attn.Dr. Michael Friebe
            and

            Dr. Michael Friebe
            Tomovation GmbH
            Erinstr. 28 D-44575
            Castrop-Rauxel
            GERMANY
              Attn.Dr. Michael Friebe

            and

            Dipl.-Ing. Gregor Schaefers
            c/o Tomovation GmbH
            Erinstr.  28
            D-44575 Castrop-Rauxel
            GERMANY
              Attn.Dr. Michael Friebe

            and

            Dipl.-Betriebswirt Andreas Pieper
            c/o Tomovation GmbH
            Erinstr.  28
            D-44575 Castrop-Rauxel
            GERMANY
              Attn.Dr. Michael Friebe

            In each case, with a copy to:

            Robert J. Kerwin, Esq.
            Tarlow Breed Hart & Rodgers, PC
            101 Huntington Avenue
            Boston, Massachusetts 02199

or such other address or addresses as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above.

            11.6. Expenses. Except as otherwise herein provided, each of the parties shall pay their respective costs and expenses incurred or to be incurred by such Party in connection with the negotiations respecting any of the Transaction Documents and the Transactions, including preparation of documents, obtaining any necessary regulatory approvals and the consummation of the transactions contemplated hereby. The Buyer hereby agrees to reimburse the Companies (and Buyer agrees not to dispute any reasonable allocation of such fees as between the Companies and the Sellers) for (a) legal fees in an aggregate amount not to exceed US $20,000.00 and one-half of any amounts in excess of $20,000 incurred and/or paid at or prior to the Closing Date, and (b) accounting and auditing fees incurred by the Company in connection with the preparation of Financial Statements for the period ended February 28, 2005 in an amount not to exceed US $8,500.00. In the event a Closing occurs, the obligations of the Buyer under this Section 11.6 shall be satisfied at or prior to the Closing. In the event that a Closing does not occur, the obligations of the Buyer under this Section 11.6 shall be deemed satisfied by Buyer's retention of US $28,500.00 of the Deposit (or such lesser amount in full satisfaction of such obligations).

            11.7. Headings; Form of Words. The headings contained in this Agreement (including but not limited to the titles of the schedules and exhibits hereto) have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading will in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular will be read in the plural, and vice versa, and terms used in the masculine gender will be read in the feminine or neuter gender when the context so requires, and vice versa.

            11.8. Use of English Language. The parties to this Agreement expressly declare that it is their express intention that this Agreement be drawn up in the English language. The parties acknowledge that they fully understand and accept any and all provisions of this Agreement, and have been assisted in the negotiation of this Agreement by a German lawyer with working abilities in the English language.

            11.9. Severability. The provisions of this Agreement will be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding, and enforceable, then such provisions will be stricken from this Agreement, and the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

BIOPHAN TECHNOLOGIES, INC.



By:
      --------------------------------------
      Dr. Timm Diestel
      Pursuant to a power of attorney granted by the Chief
      Executive officer of Biophan Technologies, Inc.

THE COMPANY:

aMRIs GMBH


By:
      --------------------------------------
      Name: Dr. Michael Friebe
      Title:  Geschaftsfuhrer


SELLERS:

TOMOVATION GMBH


By:
      --------------------------------------
      Name: Dr. Michael Friebe
      Title:      Geschaftsfuhrer


MELZER:



--------------------------------------------
      PROF. DR. ANDREAS MELZER


FRIEBE:


--------------------------------------------
         DR. MICHAEL FRIEBE

SCHAEFERS:



--------------------------------------------
      DIPL.-ING. GREGOR SCHAEFERS



PIEPER



--------------------------------------------
DIPL._BETRIEBSWIRT ANDREAS PIEPER



MR COMP



By:
   ---------------------------------
   Name: Dipl.-Ing. Gregor Schaefers
   Title:  Geschaftsfuhrer